Exhibit 5.1

SIMPSON THACHER & BARTLETT LLP

2475 HANOVER STREET

PALO ALTO, CALIFORNIA 94304

(650) 251-5000

FACSIMILE (650) 251-5002

March 23, 2015

ZS Pharma, Inc.

508 Wrangler Drive, Suite 100

Coppell, Texas 75019

Ladies and Gentlemen:

We have acted as counsel to ZS Pharma, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to (i) the issuance and sale by the Company of an aggregate of 3,300,000 shares of Common Stock, par value $0.001 per share (together with any additional shares of stock that may be issued and sold by the Company pursuant to Rule 462(b) (as prescribed by the Commission pursuant to the Act) in connection with the offering described in the Registration Statement, the “Company Shares”) and (ii) the sale by the selling stockholder identified in the Registration Statement (the “Selling Stockholder” of up to 495,000 additional shares of Common Stock which may be purchased by the underwriters pursuant to an option to purchase additional shares of Common Stock granted by the Selling Stockholder (together with any additional shares of Common Stock that may sold by the Selling Stockholder pursuant to Rule 462(b) (as prescribed by the Commission pursuant to the Act) in connection with the offering described in the Registration Statement, the “Selling Stockholder Shares”), which Selling Stockholder Shares are issued and outstanding.

We have examined the Registration Statement and a form of the share certificate, which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that (1) when the Board of Directors of the Company (the “Board”) has taken all necessary corporate action to authorize and approve the issuance of the Company Shares, upon payment and delivery in accordance with the applicable definitive underwriting agreement approved by the Board, the Company Shares will be validly issued, fully paid and nonassessable and (2) the Selling Stockholder Shares are validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP